EXHIBIT 99.1

                                                                            NEWS
                                                           FOR IMMEDIATE RELEASE


June 8, 2004


FOR FURTHER INFORMATION CONTACT:
Ijaz Anwar, Chief Financial Officer       or          Thomas B. Olson, Secretary
(952) 541-0455                                                    (303) 796-8940


    SEVEN VENTURES, INC. CLOSES MERGER WITH EQUITEX SUBSIDIARY, CHEX SERVICES


Minnetonka, Minnesota - Seven Ventures, Inc. (OTC/BB: SVVI) (the "Company") announced today that the transaction to merge with Equitex's (Nasdaq: EQTX) wholly-owned subsidiary, Chex Services, Inc., into a wholly-owned subsidiary with Seven Ventures, Inc. has closed. As previously announced, Equitex exchanged 100% of its equity ownership in Chex Services for 7,700,000 shares representing 93% of Seven Ventures' outstanding common stock following the transaction. As a result, Chex Services has become a wholly-owned subsidiary of Seven Ventures.

Chex Services provides comprehensive cash access services to casinos and other gaming facilities. The Company specializes in, and is the industry leader for, full booth operations to Native American casinos. In addition to full booth operations, the Company has developed a suite of cash access products for use in the traditional gaming and retail markets. Chex Services markets its products under the trademarked name FastFunds. Chex Services' website is located at www.fastfundsonline.com.
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The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of Seven Ventures, Inc. or its majority owned parent company Equitex, Inc.; economic downturns affecting the operations of Seven Ventures its subsidiaries or companies proposed for merger or acquisition; the loss of contracts or failure to acquire new contracts; success of any legal actions; failure to successfully implement newly developed product lines including projected increases in revenues or earnings; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition or other transaction; adverse financial performance by Seven Ventures or its subsidiaries; failure to obtain or maintain regulatory approval for products and services offered by Seven Ventures or its subsidiaries; adverse equity market conditions and declines in the value of Seven Ventures common stock; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and Seven Ventures disclaims any intent or obligation to update these forward-looking statements.